As filed with the Securities and Exchange Commission on October 3, 2025.

Registration Statement No. 333-288525

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

to

AMENDMENT NO. 3
to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BioVie Inc.

(Exact name of registrant as specified in its charter)

Nevada	2834	46-2510769
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

680 W Nye Lane, Suite 201

Carson City, NV 89703

(775) 888-3162

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Cuong Do

Chief Executive Officer

c/o BioVie Inc.

680 W Nye Lane, Suite 201

Carson City, NV 89703

(775) 888-3162

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copies to:

Stephen E. Older, Esq. Carly E. Ginley, Esq. McGuireWoods LLP 1251 Avenue of the Americas 20th Floor New York, NY 10020 (212) 548-2100

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

This Post-Effective Amendment No. 1 shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(d) under the Securities Act of 1933, as amended.

EXPLANATORY NOTE

BioVie Inc. (the “Company”) previously filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-1 (Registration No. 333-288525), which was declared effective by the SEC on August 7, 2025 (as amended, the “Registration Statement”). This Post-Effective Amendment No. 1 (this “Amendment”) to the Registration Statement is being filed as an exhibits-only filing solely to include the consent of EisnerAmper LLP with respect to its report, dated August 15, 2025, relating to the financial statements of the Company contained in its Annual Report on Form 10-K for the fiscal year ended June 30, 2025, filed herewith as Exhibit 23.1. Accordingly, this Amendment consists only of the facing page, this explanatory note, Item 16 of Part II of the Registration Statement, the signature pages to the Registration Statement and Exhibit 23.1. The report of EisnerAmper LLP was filed in Prospectus Supplement No. 1, dated October 3, 2025, filed with the SEC pursuant to Rule 424(b)(3). The prospectus, as supplemented, and the balance of Part II of the Registration Statement are unchanged hereby and have been omitted.

Part II

Information not required in prospectus

Item 16. Exhibits

A list of the exhibits filed with this registration statement on Form S-1 is set forth on the Exhibit Index and is incorporated herein by reference.

Incorporated by Reference
Exhibit No.	Description	Form	File No.	Date Filed	Exhibit No.	Filed Herewith
23.1	Consent of EisnerAmper LLP					X

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Carson City, State of Nevada, on October 3, 2025.

BIOVIE INC.

By:	/s/ Cuong Do
Cuong Do
President and Chief Executive Officer
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Cuong Do	President and Chief Executive Officer, Director	October 3, 2025
Cuong Do	(Principal Executive Officer)

*	Chief Financial Officer	October 3, 2025
Joanne Wendy Kim	(Principal Financial Officer and Principal Accounting Officer)

*	Chairman of the Board of Directors	October 3, 2025
Jim Lang

*	Director	October 3, 2025
Sigmund Rogich

*	Director	October 3, 2025
Michael Sherman

*	By:	/s/ Cuong Do
Cuong Do Attorney-In-Fact